Exhibit 99.1

CONTACT: JASON SUNSTEIN
480 Camino Del Rio S., Suite 140                             TRI-NATIONAL
San Diego, CA 92108                                          DEVELOPMENT
Phone 619-718-6370                                           CORP.
Fax 619-718-6377
e-mail - jason@tri-national.com
www.tri-national.com


Press Release

      TRI-NATIONAL FILES CHAPTER 11 AS FIRST STEP IN STRATEGIC PLAN

     SAN DIEGO, OCT 24, 2001: Tri-National Development Corp. (OTC BB:TNAV) today announced it filed a voluntary Chapter 11 bankruptcy petition in the San Diego Bankruptcy Court. The petition was accompanied by all of the schedules of Tri-National's assets and debts, its statement of affairs and a list of its shareholders.

     According to the schedules, the current market value of Tri-National's assets is approximately $86 million, while its debts, both secured and unsecured, total approximately $33 million. The reason for the filing is apparent from a reading of the schedules: Tri-National has valuable, unencumbered land, but no cash with which to satisfy the claims of its creditors.

     Tri-National is a Wyoming corporation. Its principal business is the acquisition and development of real property. Currently, its principal real property holdings are located in the State of Baja California Norte, Mexico. These real properties are owned by several subsidiary Mexican corporations.

     Michael A. Sunstein, president and chief executive officer of Tri-National, said "It is my intention to reorganize Tri-National in the voluntary Chapter 11 case in quick order by marketing assets owned by Tri-National's Mexican subsidiary corporations, up-streaming the sale proceeds and using the proceeds to pay creditors. We intend to work closely with our creditors, and we expect to have a reorganization plan confirmed and begin distributions to creditors in six month or less."

     The reorganization will be facilitated primarily by our wholly owned and debt-free subsidiary, Planificacion Desarollos, S.A. de C.V. As detailed in the schedules, Planificacion owns, free and clear of liens, 600 acres of land known as "Hills of Bajamar." The Hills of Bajamar is approximately 50 miles south of the U.S./Mexico border, located east of the toll road across from Bajamar, a well known residential and golf development in the Municipality of Ensenada. Planificacion has options to purchase an additional 1,750 acres of Hills of Bajamar for $2,800 per acre.

     Three hundred acres of the Hills of Bajamar property was appraised by Cushman Wakefield in April 2001 and valued at $23,333 per acre, as is. Since the appraisal, Tri-National has acquired the additional entitlements, including sub-division approval and permits to begin selling lots, thereby enhancing the value of the property. We plan to immediately being marketing lots in the sub-division. We believe, based on comparable properties and sales in the area, that sufficient sales can be generated in a relatively short amount of time to enable Tri-National to pay its creditors in full."

     Also included in the schedules is the Company's Mexican subsidiary, Tri-National Holdings, S.A. de C.V., which is owned approximately 60% by Tri-National. Holdings owns two parcels of real property located in Rosarito Beach, Baja California Norte, Mexico: 187,500 square feet of commercial

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shopping center space, which is roughly 80% built out, and 15 acres of undeveloped beachfront property. The shopping center has been appraised by Cushman Wakefield and valued at $12.5 million as is. The Beachfront has also been appraised by Cushman Wakefield and valued at $13 million as is. Both properties are unencumbered, and Holdings is substantially debt-free. Thus, Tri-National's interest in Holdings is worth over $15 million. We look forward to the opportunity to realize the value of these parcels as well, now that we are afforded the protection of the Chapter 11 filing and the ability to proceed."

     Tri-National is represented in its Chapter 11 case by Colin W. Wied, who said: "This case is a classic example of the utility of Chapter 11 of the Bankruptcy Code. If left to creditors, Tri-National and its subsidiaries would be dismembered by a few creditors, to the great detriment of other creditors and the Company's shareholders. The Bankruptcy Code's automatic stay stops creditors from any further attacks against Tri-National or its property. That gives Tri-National time to market its Hills of Bajamar and other properties, distribute the sale proceeds to pay its creditors in full, and preserve and enhance the value of its stock for the benefit of its shareholders."

     TRI-NATIONAL DEVELOPMENT CORP. IS AN INTERNATIONAL REAL ESTATE DEVELOPMENT, SALES AND MANAGEMENT COMPANY FOCUSED ON PROVIDING AFFORDABLE HOUSING IN THE BAJA REGION OF MEXICO AND THE SOUTHWESTERN US.

     This release contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors.